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                                                                   EXHIBIT 5.1


                                                   February 1, 2001


Investors Financial Services Corp.
200 Clarendon Street
Boston, Massachusetts  02117-9130

         Re:      S-3 Registration Statement
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Ladies and Gentlemen:

         This opinion relates to an aggregate of 244,145 shares (the "Shares") of Common Stock, $.01 par value per share (the "Common Stock"), of Investors Financial Services Corp., a Delaware corporation (the "Company"), which are the subject matter of a Registration Statement on Form S-3 (File No. 333-___________) (the "Registration Statement") filed pursuant to the Securities Act of 1933, as amended, and Rule 462(b) thereunder.

         The 244,145 shares of Common Stock covered by the Registration Statement are being sold by the Company and include 31,845 shares subject to an over-allotment option granted by the Company to the underwriters named in the prospectus included in the Registration Statement.

         We have reviewed the corporate proceedings taken by the Board of Directors of the Company with respect to the authorization and issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company's officers all questions of fact that we have deemed necessary or appropriate.

         Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued, sold and delivered against payment therefor in accordance with the terms described in the Prospectus, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Prospectus under the caption "Validity of Common Stock."

                                             Very truly yours,

                                             TESTA, HURWITZ & THIBEAULT, LLP